Exhibit 99.1

Anvia Holdings Corporation acquires Doubleline Capital Sdn BhdPress Release | 12/12/2018

GLENDALE, CA, Dec. 12, 2018 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has acquired all of the issued and outstanding shares of Doubleline Capital Sdn Bhd, a Malaysian company referred as “Doubleline”

Under the agreement Anvia Holdings acquired 100% of Doubleline Capital Sdn Bhd 100,000 outstanding shares and the available cash in the Doubleline bank account of MYR 185,000 (approximately US $44,260) in consideration for 55,325 common stock of Anvia Holdings.

Ali Kasa, CEO and President of Anvia Holdings said “We are pleased with this small yet critical acquisition in Malaysia. Doubleline Capital shall be our fully owned subsidiary and will own all current and future assets in Malaysia.”

About Doubleline Capital Sdn Bhd

Doubleline Capital Sdn Bhd is a Malaysian company incorporated on 18 May 2017 with the intent to become a private equity company. While the company has a paid-up capital of MYR 100,000.00 and available cash of MYR 85,000.00 it did not start operations and make any equity investments as of the closing date of the acquisition Agreement.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company that currently owns a number or proprietary software and mobile applications and educational platforms allowing individuals and organizations acquire formal qualifications or personal and leadership development through its platforms. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com
Phone: 323 713 3244